Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-275845), (No. 333-268001), (No. 333-254714), (No. 333-226839), (No. 333-213345), (No. 333-209395), (No. 333-192248), and (No. 333-181324), and Form S-3 (No. 333-276722) of our report dated May 31, 2024, relating to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2024 and for the year then ended, included in this Annual Report on Form 10-K for the year ended March 31, 2024.

/s/ Rosenberg Rich Baker Berman P.A.

Somerset, New Jersey

May 31, 2024